UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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UNITED CAPITAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

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UNITED CAPITAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2010

To Our Stockholders:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of UNITED CAPITAL CORP., a Delaware corporation (“we,” “our” or the “Company”), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 2010, at 10:00 A.M., Local Time, for the following purposes:

1.	To elect seven (7) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

2.	To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on May 17, 2010 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2010. The Proxy Statement and Annual Report to Stockholders are available on our website at www.unitedcapitalcorp.net/company/reports.

By Order of the Board of Directors

ANTHONY J. MICELI Secretary

Dated: May 19, 2010

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL
IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

UNITED CAPITAL CORP. 9 PARK PLACE GREAT NECK, NEW YORK 11021

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 15, 2010

INTRODUCTION
          This Proxy Statement is being furnished to stockholders by the Board of Directors (the “Board of Directors” or the “Board”) of United Capital Corp., a Delaware corporation (the “Company”), in connection with the solicitation of the accompanying Proxy for use at the 2010 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 2010, at 10:00 A.M., Local Time, or at any adjournment thereof.

          The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 19, 2010.

RECORD DATE AND VOTING SECURITIES
          Only stockholders of record at the close of business on May 17, 2010, the record date (the “Record Date”) for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 9,047,110 outstanding shares of the Company’s common stock, $.10 par value (the “Common Stock”). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

VOTING OF PROXIES
          Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors; and (ii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

          The execution of a Proxy will in no way affect a stockholder’s right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker “non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted. Under a recently enacted amendment to New York Stock Exchange Rule 452, brokers are prohibited from voting in an uncontested election of directors without stockholder instructions because an uncontested election is now considered a “non-routine” matter.

          The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of mail, proxy solicitation may be made by telephone, telegraph, electronic mail and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

SECURITY OWNERSHIP

          The following table sets forth information concerning ownership of the Company’s Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Class (9)

A.F. Petrocelli 9 Park Place Great Neck, NY 11021	7,923,448	(1)(2)	74.0%

Beverly Petrocelli c/o 9 Park Place Great Neck, NY 11021	7,923,448	(2)	74.0%

Anthony J. Miceli	156,900	(3)	1.7%

Michael T. Lamoretti	149,000	(4)	1.6%

Michael J. Weinbaum	159,036	(5)	1.7%

Howard M. Lorber	198,000	(6)	2.2%

Robert M. Mann	41,400	(7)	*

Arnold S. Penner	118,000	(8)	1.3%

All executive officers and directors as a group (7 persons)	8,745,784	(1)(3)(4)(5)	77.4%
		(6)(7)(8)(9)

*	Represents beneficial ownership of less than 1%.

(1)

Mr. Petrocelli owns directly 5,269,448 shares of Common Stock and presently exercisable options to purchase 1,654,000 shares of Common Stock. Also includes 1,000,000 shares held by Mrs. Petrocelli, the wife of Mr. Petrocelli. Such shares may be deemed to be beneficially owned by Mr. Petrocelli. Does not include shares held by the adult children or grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2)

Mrs. Petrocelli is the wife of Mr. Petrocelli. Includes 1,000,000 shares of Common Stock held by Mrs. Petrocelli and 6,923,448 shares held by Mr. Petrocelli (which includes presently exercisable options to purchase 1,654,000 shares of Common Stock). Such shares may be deemed to be beneficially owned by Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of all shares held by Mr. Petrocelli. Does not include shares held by the adult children or grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3)	Consists of 22,900 shares of Common Stock and presently exercisable options to purchase 134,000 shares of Common Stock.

(4)

Consists of 15,000 shares of Common Stock held by Mr. Lamoretti and presently exercisable options to purchase 134,000 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Lamoretti serving as trustee) for the benefit of the minor children of Mr. Lamoretti. Mr. Lamoretti disclaims beneficial ownership of the shares held in trust for his children.

(5)

Consists of 25,036 shares of Common Stock held by Mr. Weinbaum and presently exercisable options to purchase 134,000 shares of Common Stock. Does not include 363,600 shares held in trust (with the wife of Mr. Weinbaum serving as trustee) for the benefit of the minor children of Mr. Weinbaum. Mr. Weinbaum disclaims beneficial ownership of the shares held in trust for his children.

(6)

Includes 18,000 shares of Common Stock owned by Mr. Lorber and 100,000 shares of Common Stock owned by Lorber Alpha II, L.P. (an entity in which Mr. Lorber may be deemed to be a control person). Mr. Lorber disclaims beneficial ownership of all shares owned by Lorber Alpha II, L.P. Also includes presently exercisable options to purchase 80,000 shares of Common Stock.

(7)	Consists of 1,400 shares of Common Stock and presently exercisable options to purchase 40,000 shares of Common Stock.

(8)	Consists of 38,000 shares of Common Stock and presently exercisable options to purchase 80,000 shares of Common Stock.

(9)

Includes the shares of Common Stock subject to options which are presently exercisable and held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

PROPOSAL I—ELECTION OF DIRECTORS
Nominees

          Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

Name	Principal Occupation	Age	First Year Became Director

A.F. Petrocelli	Chairman of the Board, President and Chief Executive Officer	66	1981

Michael T. Lamoretti	Vice President – Real Estate Operations	42	2005

Howard M. Lorber *	President and Chief Executive Officer of Vector Group Ltd.	61	1991

Robert M. Mann *	Private Investor	68	2001

Anthony J. Miceli	Vice President, Chief Financial Officer and Secretary	47	1996

Arnold S. Penner *	Self-employed real estate investor and broker	73	1989

Michael J. Weinbaum	Vice President – Real Estate Operations	43	2005

*

Independent Director under rules established by the NYSE Amex. The Company is a “Controlled” company under such rules in that Mr. Petrocelli owns more than 50% of the outstanding Common Stock of the Company.

          A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer of the Company since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June, 1981. Mr. Petrocelli is also a director of Nathan’s Famous, Inc. (“Nathan’s”), a chain of fast food restaurants. Mr. Petrocelli was nominated to the Board because of his exceptional day-to-day leadership as our Chief Executive Officer and extensive knowledge of our operations and industries.

          MICHAEL T. LAMORETTI, has been a Director of the Company since April, 2005 and has been a Vice President in the Company’s real estate operations since 1994. Mr. Lamoretti is a son-in-law of Mr. Petrocelli. Mr. Lamoretti is a member of the Real Estate Board of New York, the International Council of Shopping Centers and a member of the board of the Great Neck Plaza Management Council. Mr. Lamoretti was nominated to the Board because of his breadth of knowledge about real estate matters, as well as the Company’s businesses and operations and his extensive contacts and relationships in the community.

          HOWARD M. LORBER, has been a Director of the Company since 1991. In addition, Mr. Lorber has been the President and Chief Executive Officer of Vector Group Ltd. since January 2006. Previously, Mr. Lorber served as the President and Chief Operating Officer of Vector Group Ltd. from January 2001 until December 2005 and has served as a director of Vector Group Ltd. since January 2001. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley Corporation, where he also served as a Director. Mr. Lorber was Chairman of the Board of Hallman & Lorber Associates, Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the Financial Industry Regulatory Authority, from 1984 to 2009; Chairman of the Board of Directors since 1987 and Chief Executive Officer from November 1993 to December 2006 of Nathan’s; and Chairman of the Board of Ladenburg Thalmann Financial Services, Inc. from May 2001 to July 2006 and Vice Chairman since July 2006. Mr. Lorber was also a director of SP Acquisition Holdings, Inc., a blank check company, from June 2007 to October 2009. He is also a trustee of Long Island University. Mr. Lorber was nominated to the Board because of his experience as a real estate investor and expertise as an executive officer and a director at numerous companies which qualifies him as a “financial expert” under the Securities and Exchange Commission’s rules and regulations.

          ROBERT M. MANN, has been a Director of the Company since June 2001. Mr. Mann has been a private investor for more than five years. Mr. Mann was nominated to the Board because of his executive management expertise which adds significant value and diversity to our board. Also, he is a prominent businessman in the New York area and has many contacts to generate new business.

          ANTHONY J. MICELI, has been a Director, a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than eight years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants. Mr. Miceli was nominated to the Board because of his expertise in accounting, financial reporting, internal controls, corporate governance, risk management, and regulatory compliance, as well as his vast business and day-to-day operational knowledge.

          ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York. Mr. Penner was nominated to the Board because of his past extensive business background and his expertise in the real estate industry.

          MICHAEL J. WEINBAUM, has been a Director of the Company since April, 2005 and has been a Vice President in the Company’s real estate operations since 1994. Mr. Weinbaum is a son-in-law of Mr. Petrocelli. Mr. Weinbaum is a member of the International Council of Shopping Centers. Mr. Weinbaum was nominated to the Board because of his breadth of knowledge about real estate matters, as well as the Company’s businesses and operations and his extensive contacts and relationships in the community.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

          The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NYSE Amex has instituted corporate governance and listing requirements.

Code of Business Conduct and Ethics

          We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees of the Company. It is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. Such Code of Business Conduct and Ethics can be found on the Company’s website at www.unitedcapitalcorp.net and was filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended June 30, 2006.

MEETINGS, BOARD COMMITTEES AND DIRECTORS COMPENSATION

          The Board of Directors held four meetings during the year ended December 31, 2009. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each annual stockholders’ meeting. In 2009, all of the Directors attended the Company’s annual meeting of stockholders and each Director attended at least 75% of the meetings of the board and committees on which he served. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

          The Company has an Audit Committee whose members are Howard M. Lorber, Arnold S. Penner and Robert M. Mann, the independent, non-employee directors of the Company. The principal responsibilities of the Audit Committee are described in the Audit Committee Charter that was approved by the Board of Directors. Such charter can be found on the Company’s website at www.unitedcapitalcorp.net/company/reports. The Audit Committee annually appoints independent public accountants to serve as auditors of the Company’s books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company’s internal accounting procedures. The Company also has a standing Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, both of whom are independent, non-employee, directors of the Company. The Compensation and Stock Option Committee recommends to the Board of Directors compensation for the Company’s key employees and administers the Company’s Incentive and Non-Qualified Stock Option Plan (the “Plan”) and the Company’s 1988 Joint Incentive and Non-Qualified Stock Option Plan (the “Joint Plan”) and awards stock options thereunder.

          The Company does not have a Nominating Committee and/or a formal policy or process by which stockholders may make recommendations to the Board of candidates to be considered for nomination as Directors because (i) the functions customarily attributable to this committee are performed by the Board of Directors, (ii) the Board of Directors only consists of seven members and (iii) the Company is a “controlled” company under rules established by NYSE Amex in that Mr. Petrocelli owns more than 50% of the outstanding Common Stock of the Company. The Board has not established a formal process for identifying and evaluating nominees for Director, although generally it may use multiple sources, including referrals from current Directors. The Board does not have a policy with respect to diversity and does not specifically consider issues of diversity, such as gender, race, origin, or sex when determining whether to nominate any person to be a director of the Company. When considering whether nominations for directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focuses primarily on each director’s individual background and experience. The Board of Directors has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election. The Board believes that nominees should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company’s stockholders. The Board of Directors seeks to ensure that the composition of the Board at all times reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company’s and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

Board Leadership and Risk Oversight

          Mr. Petrocelli serves as both the Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and the industries served and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Mr. Petrocelli has extensive experience serving as the Chairman of the Board of a public company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and its industries, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

          Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors has responsibility for the oversight of risk management. The entire Board regularly reviews information regarding the Company’s liquidity, credit, operations and regulatory compliance, as well as the risks associated with each. The Audit Committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee members meet separately with the independent accounting firm. The Compensation and Stock Option Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. Management discusses with the Compensation and Stock Option Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Director Compensation

          Directors of the Company who are not employees of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and committee meeting attended. The following table reflects all compensation earned and paid to the non-employee directors of the Company during the 2009 calendar year for services rendered to the Company:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash

Howard M. Lorber	$11,000
Robert M. Mann	10,500
Arnold S. Penner	11,500

          The aggregate number of outstanding stock options held by each independent, non-employee director as of December 31, 2009 was 80,000, 100,000 and 80,000 for Messrs. Lorber, Mann and Penner, respectively. No director was granted any stock options, stock awards or received any other compensation from the Company in the fiscal year ended December 31, 2009.

AUDIT COMMITTEE REPORT

          The members of the Audit Committee at the end of the fiscal year ended December 31, 2009 were Messrs. Lorber, Mann and Penner, each of whom are “independent directors” (as “independent director” is defined pursuant to Section 803(A) of the listing standards of the NYSE Amex). The Audit Committee met five times during the fiscal year ended December 31, 2009. The Company has determined that Mr. Lorber is a “financial expert” as defined by the rules promulgated under the Sarbanes-Oxley Act.

          The Audit Committee adopted a written charter during fiscal 2001. The Audit Committee subsequently adopted an Amended and Restated Audit Committee charter, a copy of which was attached to the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders. The Company’s independent public accountants are responsible for auditing the Company’s financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent public accountants.

          In connection with the audit of the Company’s financial statements for the year ended December 31, 2009, the Audit Committee met with representatives from Holtz Rubenstein Reminick LLP (“Holtz”), the Company’s independent public accountants. The Audit Committee reviewed and discussed with Holtz, the Company’s financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

          The Audit Committee has received from Holtz the written disclosures and the letter regarding Holtz’s independence required by Independence Standards Board of Standard No. 1.

          In addition, the Audit Committee reviewed and discussed with the Company’s management the Company’s audited financial statements relating to the fiscal year ended December 31, 2009 and has discussed with Holtz the independence of Holtz.

          Based upon review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s financial statements audited by Holtz be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE AUDIT COMMITTEE
Howard M. Lorber
Robert M. Mann
Arnold S. Penner

EXECUTIVE COMPENSATION

          The Company’s chief executive officer, chief financial officer and other two executive officers are referred to below individually as a Named Executive Officer (“NEO”) and collectively as the Named Executive Officers (“NEOs”).

Compensation Philosophy and Objectives

          The philosophy of our Compensation and Stock Option Committee is to closely align compensation paid to executive officers with the achievement of the Company’s annual and long-term performance goals. In establishing compensation for our NEOs, the following are the Compensation and Stock Option Committee’s objectives:

•	Setting levels of compensation designed to attract and retain superior executives in a highly competitive business environment;

•	Providing incentive compensation that varies directly with the Company’s financial performance and the impact of individual initiative and achievement of such financial performance;

•	Linking compensation to elements which effect the Company’s annual and long-term performance;

•	Evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources; and

•

Establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

          To achieve these objectives, our overall compensation program aims to pay our NEOs competitively, consistent with our success and their contribution to that success.

          We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Compensation and Stock Option Committee may elect to retain such a consultant in the future, if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

          The Compensation and Stock Option Committee annually reviews the aggregate level of executive compensation, as well as the mix of elements used to compensate our NEOs. In addition, the Compensation and Stock Option Committee has historically taken into account input from publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation and Stock Option Committee considers our executive compensation versus the compensation paid by such peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique, we generally believe that such information is an important part of our compensation-related decision-making process.

          Although, generally, we believe that executive base salaries should be targeted taking into consideration the median range of salaries for executives in similar positions at comparable companies, we recognize that, to attract and retain superior key individuals, such as the NEOs, the Compensation and Stock Option Committee may determine that it is in our best interests to negotiate total compensation packages with our NEOs that may deviate from the general principle of targeting total compensation at the median level of our peers. The Company does not benchmark compensation against the compensation of other companies. Actual pay for each NEO is determined within this structure, driven by performance of the NEO over time, as well as our annual performance.

Employment Agreement

          Due to Mr. Petrocelli’s unique qualifications, and his position in the Company, we have an employment agreement with Mr. Petrocelli. We entered into an Amended and Restated Employment Agreement with Mr. Petrocelli dated as of November 17, 2003 (the “Employment Agreement”), providing for the employment of Mr. Petrocelli as Chairman of the Board, President and Chief Executive Officer. The Employment Agreement provided a base salary in the amount of $750,000 which was subsequently increased by the Compensation and Stock Option Committee to $800,000 effective January 2006. The Employment Agreement further provides for the potential payment of bonuses to Mr. Petrocelli as determined by the Compensation and Stock Option Committee.

          The bonus paid to Mr. Petrocelli, is based on, among other things, the Company’s prior year performance and the Company’s total revenue for the previous year. At the Company’s 2009 Annual Meeting of Stockholders, the stockholders approved a proposal which provided that in any year that the total revenues of the Company exceed $50 million, the Chief Executive Officer would be entitled to receive a bonus. Since the Company’s revenues exceeded $50 million for the year ended December 31, 2009, Mr. Petrocelli received a bonus.

          Mr. Petrocelli’s Employment Agreement contains non-competition, non-solicitation, and confidentiality provisions which apply for one-year after cessation of employment. In the event of a change of control of the Company, as defined in the Employment Agreement, we will pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The Employment Agreement provides for successive one-year terms, unless either we or Mr. Petrocelli gives the other written notice that the Employment Agreement is terminated, and also provides a death benefit which the Company secures through an insurance policy.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the Chief Executive Officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based compensation.” The Company believes that the bonus received by Mr. Petrocelli in 2010 for services rendered during 2009 is “performance-based” since the Company’s revenues exceeded $50 million for the year ended December 31, 2009, which is the performance criterion the Company is required to achieve in order for the Chief Executive Officer to be eligible to receive a bonus, as approved by the Company’s stockholders at the Company’s 2009 Annual Meeting of Stockholders. In addition, the Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan or the Joint Plan qualifies as “performance-based compensation.”

Termination or Change in Control

          The only NEO that the Company has an employment contract with is Mr. Petrocelli. In the event of a change of control of the Company, as defined in the Employment Agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary at his current rate and purchase outstanding options owned by Mr. Petrocelli. The aggregate intrinsic value of the outstanding options owned by Mr. Petrocelli as of December 31, 2009 was $25,399,000, which represents the difference between the Company’s closing stock price on such date ($23.82) and the exercise price of each option, multiplied by the number of “in-the-money” options.

SUMMARY COMPENSATION TABLE

          The following table sets forth compensation, including costs paid by the Company related to certain perquisites, to the NEOs with respect to the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)	Total (2)

A.F. Petrocelli Chairman of the Board, President and Chief Executive Officer	2009 2008	$800,000 800,000	$800,000 750,000	$72,878 84,124	$1,672,878 1,634,124

Michael T. Lamoretti Vice President – Real Estate Operations	2009 2008	250,000 250,000	140,000 140,000	56,884 61,481	446,884 451,481

Anthony J. Miceli Vice President and Chief Financial Officer	2009 2008	275,000 275,000	150,000 140,000	19,043 18,187	444,043 433,187

Michael J. Weinbaum Vice President – Real Estate Operations	2009 2008	250,000 250,000	140,000 140,000	72,772 41,825	462,772 431,825

(1)

This column includes the total amount of all perquisites paid by the Company during 2009 and 2008 for our NEOs. These amounts include the following (individually greater than $25,000 or 10% of the total amount of the perquisites received): (1) total automobile related payments made by the Company of $29,812, $15,001, $16,519, and $13,040 in 2009 and $43,214, $17,455, $16,519, and $16,305 in 2008 for Messrs. Petrocelli, Lamoretti, Miceli, and Weinbaum, respectively; and (2) club membership dues of $43,066, $36,034, and $53,883 in 2009 and $40,910, $39,889, and $21,383 in 2008 for Messrs. Petrocelli, Lamoretti, and Weinbaum, respectively. In addition, the Company has a proportionate interest in a corporate aircraft that is available for use by the executive officers of the Company. The total cost of the proportionate interest in the corporate aircraft was approximately $498,000 and $417,000 during 2009 and 2008, respectively.

(2)	The values in this table were determined using the aggregate incremental cost to the Company and could differ substantially from those used for income tax purposes.

Grant of Equity Awards

          The Company did not grant any stock options in the fiscal year ended December 31, 2009 to any employees, including the NEOs.

Outstanding Equity Awards at Year-End

          The following table sets forth information regarding the outstanding options that have been granted to our NEOs under each of the Plan and the Joint Plan, but remain unexercised or unvested as of December 31, 2009.

Option Awards

	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date

Name	Exercisable	Unexercisable

A.F. Petrocelli	600,000 600,000 600,000 454,000	— — — —	$6.53 11.93 12.20 21.80	6/07/2010 6/12/2011 6/11/2012 6/10/2013

Michael T. Lamoretti	66,000 66,000 68,000	— — —	$11.93 12.20 21.80	6/12/2011 6/11/2012 6/10/2013

Anthony J. Miceli	66,000 66,000 68,000	— — —	$11.93 12.20 21.80	6/12/2011 6/11/2012 6/10/2013

Michael J. Weinbaum	20,000 66,000 66,000 68,000	— — — —	$6.53 11.93 12.20 21.80	6/07/2010 6/12/2011 6/11/2012 6/10/2013

Equity Compensation Plan Information

          The Company has no outstanding warrants or rights or plans which provide for the grant or issuance of warrants or rights. The following table gives information about stock option awards under the Plan and the Joint Plan as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,184,668	$13.18	—
Equity compensation plans not approved by security holders	—	—	—

Total	3,184,668	$13.18	—

Retirement Benefits

          The Company has a noncontributory defined benefit pension plan (the “Pension Plan”) that covers substantially all full-time employees including the NEOs of the Company. The Company contributed $150,000 and $1,500,000 to the Pension Plan for the years ended December 31, 2009 and 2008, respectively. The Company also contributed $650,000 to the Plan during the first quarter of 2010. Subject to compensation limitations under the Employee Retirement Security Act of 1974 which were $245,000 in 2009, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1½ %) of annual compensation in excess of $25,000. The Pension Plan, which provides defined benefits based on years of service and compensation level, was frozen in September 2009 ceasing the accrual of further benefits. The estimated credited years of service for Mr. Petrocelli, Mr. Lamoretti, Mr. Miceli, and Mr. Weinbaum are 31 years, 18 years, 21 years, and 18 years, respectfully. As of December 31, 2009, each of our NEOs are fully-vested in the Pension Plan with present value of accumulated benefits for Mr. Petrocelli, Mr. Lamoretti, Mr. Miceli, and Mr. Weinbaum in the amount of approximately $1,256,000, $35,000, $67,000, and $38,000, respectively.

          The Company also has a Supplemental Retirement and Death Benefit Program (the “Supplemental Program”) which was terminated over ten years ago. All participants at that time retained their benefits under the plan. Messrs. Petrocelli and Miceli are included in this group. As of December 31, 2009, the net present value of Mr. Petrocelli’s and Mr. Miceli’s benefits under the Supplemental Program were approximately $134,000 and $49,000, respectively. Under the Supplemental Program, participants, upon death or retirement at the age of 55 or later, receive a supplemental benefit, as defined, in equal quarterly installments over a ten year period, as stated in the plan. Retirement benefits are proportionally reduced for early retirement prior to the age of 65.

          The Company provides most salaried employees with the opportunity to participate in a 401(k) Plan, which is a tax-qualified retirement savings plan under Section 401(k) of the Code. Eligible employees, who are 21 years of age and over, can participate on the first day of the calendar quarter following the date they have completed six months of service with the Company. Historically, the Company has not made matching contributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

          The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 2009.

          The Company has a 50% interest in an unconsolidated limited liability corporation, whose principal assets are two distribution centers leased to Kmart Corporation, which are accounted for as leveraged leases. Also participating in this transaction were Mrs. Petrocelli (the wife of Mr. Petrocelli, the Company’s Board Chairman), Mr. Lorber and Mr. Penner, Directors of the Company, as well as Ms. Madaleine Berley (the wife of Mr. Penner), who together have approximately an 8% interest in this transaction. Mr. Petrocelli disclaims beneficial ownership of the participation interest held by his wife and Mr. Penner disclaims beneficial ownership of the participation interest held by his wife. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability in the years in which the investment is positive. Accordingly, although the Company received $776,000 in cash distributions from this investment, it did not record any income during the year ended December 31, 2009. Cash distributions from this investment to each of Mrs. Petrocelli, Mr. Penner, Ms. Berley, and Mr. Lorber were approximately $36,000, $26,000, $26,000, and $26,000, respectively, in 2009. Mrs. Petrocelli, Mr. Penner, Ms. Berley, and Mr. Lorber originally invested $275,000, $200,000, $200,000 and $200,000, respectively, in the transaction.

          During July 2009, the Company purchased a $5.0 million participation in a note secured by a warehouse located in New York of which Mrs. Petrocelli holds a 20% interest. The participation, which matures in July 2012, bears interest at 18% per annum payable monthly. The participants also received a commitment fee of 1% in connection with the note.

          The Company has Indemnity Agreements with certain directors (individually, each an “Indemnitee”), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as Directors of the Company.

          In March 2009 and June 2009, Mr. Petrocelli and Mr. Penner exercised options to purchase 600,000 and 20,000 shares of the Company’s Common Stock, respectively, at an exercise price of $7.03. In addition, during July 2009, Messrs. Lamoretti, Lorber, and Weinbaum exercised options to purchase 60,000, 20,000 and 60,000 shares of the Company’s Common Stock, respectively, at an exercise price of $7.03 and sold 45,000, 20,000 and 60,000 shares to the Company, respectively, at prices between $18.65 and $19.05 per share. The shares acquired by the Company were acquired pursuant to the Company’s previously announced stock buy back plan.

          In April 2010, Messrs. Petrocelli, Lamoretti, Weinbaum, Miceli, and Mann exercised options to purchase 600,000, 66,000, 86,000, 66,000, and 60,000 shares of the Company’s Common Stock, respectively, at exercise prices ranging from $6.53 to $11.93 per share and sold such shares to the Company at prices of $24.60 and $22.90 per share. The sales prices were the closing price of the Company’s Common Stock on March 29, 2010 (with respect to options exercised by Messrs. Petrocelli, Lamoretti, Weinbaum, and Miceli) and April 12, 2010 (with respect to options exercised by Mr. Mann), respectively.

Director Independence

          The Company has elected to be a controlled company pursuant to NYSE Amex rules. The Company is eligible to make this election because Mr. Petrocelli, the Company’s Chairman of the Board, President and Chief Executive Officer, beneficially owns more than 50% of the Company’s outstanding stock. As a result of being a controlled company, the Company is not required to comply with the following corporate governance requirements of the NYSE Amex: (i) majority of independent directors, (ii) fully independent nominating committee, and (iii) fully independent compensation committee. While the Company currently has a fully independent compensation committee, it does not have a majority of independent directors or a fully independent nominating committee. As a result, the quality of Board oversight may be reduced as compared with companies which have a fully independent nominating committee and a majority of independent directors and the Company has a greater risk of conflicts of interest without these safeguards. In addition, the lack of an independent nominating committee increases the possibility that the Company will not have independent directors serving on the Board of Directors.

          The Board of Directors has determined that the following Directors of the Company are independent directors under NYSE Amex rules: Howard M. Lorber, Robert M. Mann, and Arnold S. Penner. As described above, the Company and Messrs. Lorber and Penner are involved in certain transactions. Notwithstanding such transactions, both Mr. Lorber and Mr. Penner are independent directors as such term is defined by NYSE Amex Rule 803(A) of the NYSE Amex listing standards.

INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee annually reviews the selection of the Company’s independent public accountants and has not appointed independent public accountants for the year ending December 31, 2010 because the Audit Committee annually reviews such selection and solicits bids from independent public accountants to audit the Company’s financial statements.

          The Company’s independent public accountants for the years ended December 31, 2009 and 2008 were Holtz. A representative of Holtz will be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire.

          The aggregate fees billed to or accrued by the Company by Holtz for services performed for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008

Audit Fees	$105,000	$101,000
Audit Related Fees	27,000	26,000
Tax Fees	113,000	100,000
All Other Fees	—	—

Audit Fees

          The aggregate audit fees for the years ended December 31, 2009 and 2008 were primarily related to the audit of the Company’s annual financial statements and review of those financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit Related Fees

          Audit related fees for the years ended December 31, 2009 and 2008 were primarily incurred in connection with the audits of the Company’s employee benefit plans.

Tax Fees

          Tax fees for the years ended December 31, 2009 and 2008 were primarily related to tax and other related services.

All Other Fees

          The Company did not engage Holtz to provide any other services during the fiscal years ended December 31, 2009 and 2008.

PRE-APPROVAL POLICIES AND PROCEDURES

          All audit and non-audit services to be performed by the Company’s independent accountants must be approved in advance by the Audit Committee. Consistent with applicable law, limited amounts of services, other than audit, review or attest services, may be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee, provided each such approved service is reported to the full Audit Committee at its next meeting.

          All of the engagements and fees for the Company’s fiscal year ended December 31, 2009 were approved by the Audit Committee.

          The Audit Committee of the Board of Directors considered whether the provision of non-audit services by Holtz was compatible with its ability to maintain independence from an audit standpoint and concluded that Holtz’s independence was not compromised.

ANNUAL REPORT

          All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company’s 2009 Annual Report, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2009.

          ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FROM THE COMPANY’S WEBSITE AT www.unitedcapitalcorp.net/company/reports OR BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

PROCEDURES FOR CONTACTING DIRECTORS

          Stockholders may communicate with the Board, generally, or a specific Director, individually, at any time by writing to: Anthony J. Miceli, Secretary, United Capital Corp., 9 Park Place, Great Neck, New York 11021. The Secretary reviews all messages received from stockholders, and forwards those that reasonably involve a matter of stockholder interest intended for communication to the Board. Communications are sent as soon as practicable to the Director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board or the full Board depending upon the nature or subject matter of the communication. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not generally forwarded to the Board. The Secretary has the right, but not the obligation, to forward such other communications to appropriate channels within the Company.

STOCKHOLDER PROPOSALS

          Stockholder proposals made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended and intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company at its principal office in Great Neck, New York no later than January 19, 2011 for inclusion in the proxy statement for that meeting.

          In addition, the Company’s By-Laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy statement in accordance with Rule 14a-8). Such stockholder’s notice must be given in writing, include the information required by the By-Laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. While the Company has not yet set the date of its 2011 Annual Meeting of Stockholders, if the Company mailed its proxy materials on May 19, 2011 (the date that corresponds to the date on which the proxy materials for the 2010 Annual Meeting are being mailed), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than April 4, 2011.

OTHER MATTERS

          As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

Anthony J. Miceli
Secretary
May 19, 2010

UNITED CAPITAL CORP.

ANNUAL MEETING OF STOCKHOLDERS
of
UNITED CAPITAL CORP.

10:00 A.M.

JUNE 15, 2010

UNITED CAPITAL CORP.
9 PARK PLACE
GREAT NECK, NY 11021

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

United Capital Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders—June 15, 2010
The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the “Company”), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 15, 2010, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof. The undersigned hereby instructs said proxies or their substitutes:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

Please mark your vote like this	☒

1. ELECTION OF DIRECTORS:		WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAME(S) BELOW ☐

The election of the following directors: Michael T. Lamoretti, Howard M. Lorber, Robert M. Mann, Anthony J. Miceli, Arnold S. Penner, A.F. Petrocelli and Michael J. Weinbaum to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

FOR ☐
2. DISCRETIONARY AUTHORITY:
To vote with discretionary authority with respect to all other matters which may come before the Meeting.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

(Instructions: To withhold authority for an individual nominee, write that nominee’s name on the line provided.)

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Dated:____________________________, 2010                   Signature(s) of Stockholder___________________________________________________
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.